UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 19, 2009

GLOBALSTAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33117	41-2116508
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

461 South Milpitas Blvd. Milpitas, California		95035
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (408) 933-4000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Upon the recommendation of a special committee consisting solely of the Company’s independent directors and approval by its Board of Directors, Globalstar, Inc. (“Globalstar” or the “Company”) entered into several agreements with its principal stockholder Thermo Funding Company LLC (“Thermo”) intended to satisfy certain of the conditions precedent to the draw of any loans under its Facility Agreement with BNP Paribas, as Security Agent and COFACE Agent, and others dated June 5, 2009 (the “Facility Agreement”).

Conversion Agreement

On June 19, 2009, Globalstar and Thermo entered into a Conversion Agreement whereby Thermo agreed to exchange all of the outstanding secured debt owed to it by the Company under the Second Amended and Restated Credit Agreement dated as of December 17, 2007, as amended, for one share of Series A Convertible Preferred Stock.  The exchange of the debt will be void if the initial funding under the Facility Agreement does not occur by June 30, 2009.  The material terms of the Series A Convertible Preferred Stock are described in Item 5.03 to this Current Report on Form 8-K and are incorporated herein by reference.

Contingent Equity Agreement

On June 19, 2009, Globalstar and Thermo entered into a Contingent Equity Agreement whereby Thermo agreed to deposit $60 million into a contingent equity account to fulfill a condition precedent for borrowing under the Facility Agreement.  Under the terms of the Facility Agreement, Globalstar will be required to make drawings from this account if and to the extent it fails to meet certain minimum liquidity requirements.  The contingent equity account is pledged to secure Globalstar’s obligations under the Facility Agreement.  If Globalstar makes any drawings from the contingent equity account, Thermo will receive an equivalent number of shares of Globalstar common stock calculated using a price per share equal to 80% of the volume-weighted average closing price of the common stock for the 15 trading days immediately preceding the draw.  Any undrawn amounts will be returned to Thermo after Globalstar has made the second scheduled repayment under the Facility Agreement, which is currently expected to be not later than June 15, 2012.  In addition, Thermo will receive an availability fee of 10% per year for maintaining funds in the contingent equity account.  This fee is payable solely in warrants to purchase common stock at $0.01 per share, with respect to a number of shares equal to the available balance in the contingent equity account divided by $1.37, subject to adjustment and true-up at each anniversary of the date of the agreement.

General Limitations

Thermo is not permitted to convert the preferred stock into common stock or exercise any warrants until such  issuances are approved by the holders of a majority of the Company’s common stock in accordance with Nasdaq Listing Rules.  In addition, no common stock is issuable upon such conversion or exercise if such issuance would cause Thermo and its affiliates to own more than 70% of the outstanding voting stock of the Company.  If the Company’s Board of Directors and stockholders approve the creation of a class of nonvoting common stock in the future, such nonvoting common stock may be issued in lieu of common stock to the extent issuing common stock would cause Thermo and its affiliates to exceed this 70% ownership level.

Item 3.02 Unregistered Sales of Equity Securities.

The information in Item 1.01 to this Current Report on Form 10-K regarding the issuance of Series A Convertible Preferred Stock pursuant to the Conversion Agreement and the agreement to issue warrants and common stock under certain conditions pursuant to the Contingent Equity Agreement is incorporated by reference herein.  The issuances are exempt from registration under Section 4(2) of the Securities Act of 1933 as a transaction with one investor not involving a public offering.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

(a)

On June 19, 2009, Globalstar filed a Certificate of Designation for Series A Convertible Preferred Stock (“Series A Preferred”) designating one share of preferred stock as Series A Preferred, which was issued to Thermo Funding in connection with the Conversion Agreement described in Item 1.01.  The Series A Preferred has a $0.01 liquidation preference, but does not have any dividend preference to the existing common stock, and, subject to the limitations described in Item 1.01 above, is convertible into 126,174,034 shares of common stock or any class of nonvoting common stock which the Company may be authorized to issue in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSTAR, INC.

/s/ Fuad Ahmad
Fuad Ahmad
Senior Vice President and Chief Financial Officer

Date: June 25, 2009